AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 19, 2023

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CASS INFORMATION SYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

Missouri	43-1265338
(State or other jurisdiction of incorporation or organization)	I.R.S. Employer Identification No.

12444 Powerscourt Drive, Suite 550
St. Louis, Missouri	63131
(Address of Principal Executive Offices)	(Zip Code)

CASS INFORMATION SYSTEMS, INC.

2023 OMNIBUS STOCK AND PERFORMANCE COMPENSATION PLAN

(Full title of the plan)

Michael J. Normile

Executive Vice President and Chief Financial Officer

Cass Information Systems, Inc.

12444 Powerscourt Drive, Suite 550

St. Louis, Missouri 63131

(Name and address of agent for service)

With a copy to:

Matthew S. Schuckman

Executive Vice President, General Counsel, and Corporate Secretary

Cass Information Systems, Inc.

12444 Powerscourt Drive, Suite 550

St. Louis, Missouri 63131

(314) 506-5500

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE 10(A) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I have been or will be delivered to the participants in the Cass Information Systems, Inc. 2023 Omnibus Stock and Performance Compensation Plan (the “Plan”) as required by Rule 428(b) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference into this Registration Statement and made a part hereof:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on February 28, 2023;

(b) The Registrant’s Current Reports on Form 8-K filed with the Commission on January  24, 2023; January  27, 2023; and February 22, 2023; and

(c) The description of the Registrant’s securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) included as Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on February 28, 2023, and including any further amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K or otherwise, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the shares of Common Stock, par value $0.50 per share (the “Common Stock”), offered hereby has been passed upon by Matthew S. Schuckman, Esq., Executive Vice President, General Counsel, and Corporate Secretary of the Registrant. Mr. Schuckman is eligible to participate in the Plan, and he currently beneficially owns shares of Common Stock.

Item 6.	Indemnification of Directors and Officers.

State Law

The Registrant is a Missouri corporation. Sections 351.355(1) and (2) of The General and Business Corporation Law of Missouri (the “GBCL”) provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses.

Section 351.355(3) of the GBCL provides that, except as otherwise provided in the corporation’s Articles of Incorporation or the Bylaws, to the extent a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he or she shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred in connection with such action, suit or proceeding.

Section 351.355(7) of the GBCL provides that a corporation may provide additional indemnification other than as authorized by other subsections, provided such additional indemnification is authorized by the corporation’s Articles of Incorporation or an amendment thereto or by a shareholder-approved Bylaw or agreement, provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

Section 351.355(8) of the GBCL provides that a corporation may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of that section. The insurance or other arrangement, including self-insurance, may be procured within the corporation or with any insurer or other person deemed appropriate by the Board of Directors. That section also provides that in the absence of fraud the judgment of the Board of Directors as to the terms and conditions of the insurance or other arrangement and the identity of the insurer or other person participating in an arrangement shall be conclusive and the insurance or arrangement shall not be voidable and shall not subject the directors approving the insurance or arrangement to liability on any ground regardless of whether directors participating in the approval are beneficiaries of the insurance arrangement.

Restated Articles of Incorporation

The Restated Articles of Incorporation, as amended by the Articles of Merger, of the Registrant provide that the Registrant shall indemnify all persons whom it shall have the power to indemnify under Section 351.355 of the GBCL to the fullest extent provided by such Section.

Second Amended and Restated Bylaws

Additionally, as permitted under the GBCL, Article X of the Second Amended and Restated Bylaws of the Registrant allows for the indemnification of directors, officers, employees and agents. Section 10.1 provides that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Registrant, by reason of the fact that such person (i) is or was a director or officer of the Registrant, or (ii) is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise while a director or officer of the Registrant, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant; and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Pursuant to Section 10.2, the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that such person (i) is or was a director or officer of the Registrant, or (ii) is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise while a director or officer of the Registrant, against expenses, including attorneys’ fees, and amounts paid in settlement actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Registrant unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 10.3 states that the Board of Directors of the Registrant may extend, on a case-by-case basis, the indemnification provided in Sections 10.1 and 10.2 of Article X to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was an employee or agent of the Registrant, other than a director or officer of the Registrant. Notwithstanding the foregoing, however, the Registrant shall be obligated to indemnify against expenses, including attorneys’ fees, actually and reasonably incurred by an employee or agent as a result of an action, suit or proceeding to the extent said employee or agent has successfully defended such action, suit or proceeding on the merits or otherwise.

Section 10.4 provides that any indemnification under Sections 10.1, 10.2 and 10.3 of Article X, unless ordered by a court, shall be made by the Registrant only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the foregoing Sections. The determination shall be made by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, or if such a quorum is not obtainable, or even if obtainable if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

Under Section 10.5, expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Registrant in advance of the final disposition of the action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the Registrant as authorized in Article X.

Section 10.6 provides that the indemnification provided by Article X shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification provided hereunder shall not be deemed exclusive of any other rights to which those seeking indemnification may be otherwise legally entitled.

Section 10.7 of the Bylaws provides that the Registrant shall have the power to give any further indemnity, in addition to the indemnity authorized or contemplated under other sections of Article X, to any person who is or was a director, officer, employee or agent, or to any person who is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; provided, however, that such further indemnity is either (i) authorized, directed or provided for in the Articles of Incorporation of the Registrant, or any duly adopted amendment thereof or (ii) is authorized, directed or provided for in any Bylaw or agreement of the Registrant which has been adopted by a vote of the shareholders of the Registrant, and provided further that no such indemnity shall indemnify any person from or on account of such person’s conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. Nothing in this section shall be deemed to limit the power of the Registrant to enact Bylaws or to enter into agreements without shareholder approval of the same.

Section 10.8 states that in order to satisfy its obligations hereunder, the Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant and who is indemnified against liabilities under the provisions of Article X.

Section 10.10 provides that no indemnification shall be provided under Article X if such indemnification is prohibited by any applicable bank or bank holding company law or regulation.

Consistent with the applicable provisions of the GBCL and the Bylaws, the Registrant has purchased insurance on behalf of its officers and directors which insures them against certain liabilities and expenses, including those under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit	Description

3.1	Restated Articles of Incorporation of Registrant, incorporated by reference to Exhibit 4.1 to Form S-8 Registration Statement No. 333-44499, filed with the SEC on January 20, 1998.

3.2	Amendment to Restated Articles of Incorporation, incorporated by reference to Exhibit 3.1 to the current report on Form 8-K, filed with the SEC on April 19, 2013.

3.3	Articles of Merger of Cass Commercial Corporation, incorporated by reference to Exhibit 3.1 to the quarterly report on Form 10-Q for the quarter ended September 30, 2006.

3.4	Second Amended and Restated Bylaws of Registrant, incorporated by reference to Exhibit 3.1 to the current report on Form 8-K, filed with the SEC on July 21, 2016.

5.1*	Opinion of Matthew S. Schuckman, Esq., Executive Vice President, General Counsel, and Corporate Secretary of Cass Information Systems, Inc.

23.1*	Consent of Matthew S. Schuckman, Esq. (incorporated in Exhibit 5.1).

23.2*	Consent of KPMG LLP.

24.1*	Power of Attorney (see Signature Page).

99.1*	Cass Information Systems, Inc. 2023 Omnibus Stock and Performance Compensation Plan.

107*	Filing Fee Table.

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on April 19, 2023.

CASS INFORMATION SYSTEMS, INC.

By:	/s/ Martin H. Resch
Martin H. Resch
President and Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Michael J. Normile
Michael J. Normile
Executive Vice President and
Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Martin H. Resch and Michael J. Normile, or either of them singly, his or her true and lawful attorneys-in-fact and agents, with full powers of substitution and re-substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, hereby granting unto said attorneys-in-fact and agents, and either of them singly, full power and authority to do and perform each and every act and things requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them singly, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric H. Brunngraber Eric H. Brunngraber	Chairman of the Board	April 19, 2023

/s/ Ralph W. Clermont Ralph W. Clermont	Director	April 19, 2023

/s/ Robert A. Ebel Robert A. Ebel	Director	April 19, 2023

/s/ Benjamin F. Edwards, IV Benjamin F. Edwards, IV	Director	April 19, 2023

/s/ Wendy J. Henry Wendy J. Henry	Director	April 19, 2023

/s/ James J. Lindemann James J. Lindemann	Director	April 19, 2023

/s/ Ann W. Marr Ann W. Marr	Director	April 19, 2023

/s/ Martin H. Resch Martin H. Resch	Director	April 19, 2023

/s/ Sally H. Roth Sally H. Roth	Director	April 19, 2023

/s/ Joseph D. Rupp Joseph D. Rupp	Director	April 19, 2023

/s/ Randall L. Schilling Randall L. Schilling	Director	April 19, 2023

/s/ Franklin D. Wicks, Jr. Franklin D. Wicks, Jr.	Director	April 19, 2023